                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                            (Amendment No. _____)/1/


                    Nutraceutical International Corporation
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                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                  67060Y 10 1
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                                 (CUSIP Number)

                               February 25, 1998
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this statement is filed:

          [_] Rule 13d-1(b)

          [_] Rule 13d-1(c)

          [X] Rule 13d-1(d)
________________________

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

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  CUSIP NO.  67060Y 10 1              13G                   Page 2 of 5 Pages
             -----------                                          -    -
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===============================================================================
      NAME OF REPORTING PERSON
 1

      Frank W. Gay II
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,030,986

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,030,986

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,030,986
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      8.83%
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      TYPE OF REPORTING PERSON*
12
      IN

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 67060Y 10 1                 13G                      Page 3 of 5 Pages
          --------------                                           ---  ---


Item 1(a)      Name of Issuer:
               --------------

               Nutraceutical International Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               1400 Kearns Boulevard
               Park City, Utah 84060

Item 2(a)      Name of Person Filing:
               ---------------------

               Frank W. Gay II.

Item 2(d)      Title of Class of Securities:
               ----------------------------

               Common Stock, par value $.01 per share.

Item 2(e)      CUSIP No.:
               ---------

               67060Y 10 1

Item 3 If this statement is file pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                                                  -----------

               Not Applicable.

Item 4         Ownership:
               ---------

               (a)    Amount Beneficially Owned: 1,030,986

               (b)    Percent of Class: 8.83%

               (c)    Number of Shares as to which such person has:

               (i)    Sole power to vote or to direct the vote: 1,030,986

               (ii)   Shared power to vote or to direct the vote:

               (iii)  Sole power to dispose of to direct the disposition of:
                      1,030,986

               (iv)   Shared power to dispose or to direct the disposition of:

Item 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

CUSIP No. 67060Y 10 1                 13G                      Page 4 of 5 Pages
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Item  6   Ownership of More Than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable.

Item  8   Identification and Classification of Members of the Group:
          ---------------------------------------------------------

          Not applicable.

Item 9    Notice of Dissolution of Group:
          ------------------------------

          Not applicable.

Item 10   Certification:
          -------------

          Not applicable.

CUSIP No. 67060Y 10 1                13G                       Page 5 of 5 Pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 1999


                                       FRANK W. GAY II

                                       /s/ Frank W. Gay II
                                       ----------------------------